Exhibit 99.2

Form of written consent of

the stockholders of

myMD PHARMACEUTICALS, Inc.

This Written Consent is solicited by the Board of Directors of MyMD Pharmaceuticals, Inc.

Please return this consent no later than 5:00 pm (Eastern Time) on April 10, 2021, which is the final date that the board of directors of MyMD Pharmaceuticals, Inc., a Florida corporation (“MyMD”), has set for receipt of written consents. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of common stock, par value $0.001 per share, of MyMD on March 18, 2021, 2021, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of MyMD common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-252181) of Akers Biosciences, Inc., a New Jersey corporation (“Akers”), and which more fully describes the proposal below.

Approval of the merger of MyMD with XYZ Merger Sub Inc., a Florida corporation and a wholly owned subsidiary of Akers (“Merger Sub”), with MyMD continuing as the surviving corporation and a wholly owned subsidiary of Akers, and adoption and approval of the Agreement and Plan of Merger and Reorganization, dated November 11, 2020, as amended on March 16, 2021, by and among Akers, MyMD and Merger Sub (the “Merger Agreement”), and the transactions contemplated thereby.

APPROVE [ ]	DISAPPROVE [ ]	ABSTAIN [ ]

By executing this consent and either (i) electing to approve the merger and the Merger Agreement or (ii) failing to indicate his, her or its decision as to the approval of the merger and the Merger Agreement, the undersigned, as a holder of MyMD common stock, hereby acknowledges that such consent is irrevocable and that the undersigned is aware of his, her or its right to demand appraisal for his, her or its shares of MyMD common stock pursuant to Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (the “FBCA”), a copy of which is attached hereto, and further, that by executing this consent and electing to approve the merger and the Merger Agreement, such appraisal rights and the associated right under the FBCA to receive payment of the fair value of such holder’s MyMD common stock in lieu of the merger consideration under the Merger Agreement is hereby waived.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of MyMD. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Please execute, date, sign and return this Written Consent promptly to MyMD by faxing it to (813) 527-0500, emailing a .pdf copy of your written consent to jamcnulty@mymd.com, or mailing your written consent to MyMD Pharmaceuticals, Inc., 324 S. Hyde Park Ave., Suite 350, Tampa, FL 33606, Attention: James A. McNulty, CPA.

[Signature Page Follows]

IF AN INDIVIDUAL:	IF AN ENTITY:
(please print or type complete name of entity)

By:	By:
(duly authorized signature)	(duly authorized signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:	Title:
(please print or type full title)	(please print or type full title)

Date: __________, 2021	Date: __________, 2021

[Signature page to the Form of Written Consent of the Stockholders of MyMD Pharmaceuticals, Inc.]

SECTIONS 607.1301 through 607.1340 of the Florida Business Corporation Act

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1301-607.1340:

(1) “Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.

(2) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3) “Corporate action” means an event described in s. 607.1302(1).

(4) “Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) Without discounting for lack of marketability or minority status.

(6) “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a) “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1. Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3. Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9) Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b) Consummation of a merger to which such corporation is a party:

1. If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2. If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1. Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2. The disposition of assets is not an interested transaction;

(e) An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f) Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g) An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;

(h) An amendment to the articles of incorporation or bylaws of a corporation, the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(i) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his, her, or its shares;

2. Altering or abolishing the voting rights pertaining to any of his, her, or its shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his, her, or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her, or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her, or its shares, or making any of his, her, or its shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(j) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(k) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(l) A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m) A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;

2. Not a covered security, but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3. Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2. If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c) Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a) No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b) Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

607.1320 Notice of appraisal rights.—

(1) If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a) Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice; and

(b) Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice.

(4) Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a) Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and

(b) The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5) The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

607.1321 Notice of intent to demand payment.—

(1) If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2) If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3) If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed action is effected; and

(b) Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4) A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.—

(1) If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for or consent to the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

2. The corporation’s estimate of the fair value of the shares.

3. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

4. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

5. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) If not previously provided, be accompanied by a copy of ss. 607.1301-607.1340.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301-607.1340.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus accrued interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

607.1340 Other remedies limited.—

(1) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a) Not authorized and approved in accordance with the applicable provisions of this chapter; or

(b) Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2) Nothing in this section operates to override or supersede the provisions of s. 607.0832.